EXHIBIT 99.2

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-06/9:00 am CT
Confirmation # 9254720

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
October 31, 2006
9:00 am CT

Operator:	Welcome to the Savient Pharmaceuticals 2006 Third Quarter Financial Results conference call.

At this time all participants are in a listen-only mode.

Following management’s prepared remarks we’ll hold a Q&A session. To ask a question please press star followed by 1 on your touchtone phone.

If anyone has difficulty hearing the conference, please press star 0 for Operator assistance.

As a reminder this conference is being recorded today, October 31, 2006.

I would now like to turn the call over to Ms. Anne Marie Fields. Please go ahead, ma’am.

Anne Marie Fields:	Thank you. Good morning. This is Anne Marie Fields with Lippert Heilshorn & Associates. Thank you all for participating in today’s call.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-06/9:00 am CT
Confirmation # 9254720

Joining me from Savient Pharmaceuticals are Chris Clement, Chief Executive Officer and Brian Hayden, Chief Financial Officer.

Late yesterday afternoon Savient announced financial results for the third quarter of fiscal year 2006. If you have not received this news release or if you would like to be added to the company’s distribution list, please call Lippert Heilshorn in New York at 212-838-3777 and speak with Nydia Portilla.

Before we begin I would like to caution that comments made during this conference call by management will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of Savient Pharmaceuticals.

I encourage you to review the company’s past and future filings with the Securities and Exchange Commission, including without limitation, the company’s Form 10-Q and 10-K which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time sensitive information that is accurate only as of the date of the live broadcast, October 31, 2006.

Savient Pharmaceuticals undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

With that said, I would like to turn the call over to Chris Clement.

Chris.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-06/9:00 am CT
Confirmation # 9254720

Christopher Clement:	Well thanks, Anne Marie. Good morning, everyone, and thank you for joining Savient’s third quarter financial conference call.

This year’s third quarter witnessed the turning point for Savient Pharmaceuticals as it marked the completion of our strategic transformation from a somewhat fragmented to a pure play biopharmaceutical company focused on developing and marketing therapeutics targeted to areas of unmet medical need in rheumatology and other specialty markets.

We’ve had several significant events in this quarter, beginning with the sale of Rosemont, our oral liquids pharmaceutical business to an investment vehicle of Close Brothers Private Equity of London for $176 million. This sale price represents a multiple of 12.6 times 2005’s EBITDA, which compares favorably with other European transactions of similar size and nature which are in the range of 11.4 times trailing 12 month EBITDA.

The sale of Rosemont provided Savient with the financial strength to fully develop Puricase initially for treatment failure gout and to establish a therapeutic presence in rheumatology.

In addition, to demonstrate management and the Board’s confidence in this program and strategy we committed to a significant share buyback following the sale of Rosemont. In September we successfully completed this goal with an oversubscribed modified Dutch Auction tender offer in which the company bought 10 million shares at a price of $6.80 per share. These shares represented approximately 16.2% of Savient’s outstanding shares. And following completion of the tender offer we have approximately 52 million common shares outstanding.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-06/9:00 am CT
Confirmation # 9254720

Savient Pharmaceuticals also achieved solid financial results in the third quarter of fiscal 2006, improving operating results and increasing sales of Oxandrin. Brian Hayden, our CFO, will discuss this in greater depth in the financial presentation. But let me just mention a few of the highlights.

Our sales of Oxandrin were up for the second consecutive quarter of 2006, with net sales of $15.9 million. We also saw improvement in the cost and expense structure of the company, allowing us to generate a operating profit of $1.6 million versus the $4 million operating loss for the same quarter last year.

Going forward the senior leadership team will be challenged to focus spending on the critical programs and key drivers of our business.

Our cash position was enhanced greatly in the quarter with the sale of Rosemont, which was offset partially by the tender offer, leaving us with a cash position of $198.9 million.

We were also pleased to have announced the decision by the US District Court for the District of New Jersey late last week to dismiss the second time the class action lawsuits originally filed in December 2002 and January 2003 against the company and three of its former officers. We believe this decision by the court supports our longstanding position that the class action lawsuits were without merit.

Before I speak more about our business and future outlook, I am going to the turn the call over to Brian Hayden to review our financial results in greater detail.

Brian.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-06/9:00 am CT
Confirmation # 9254720

Brian Hayden:	Thank you, Chris. As Chris has mentioned, the sale of our UK subsidiary Rosemont Pharmaceuticals was completed on August 4, 2006. Rosemont’s historical operations including the gain on the sale, net of estimated taxes are shown in our financial statement as income from discontinued operations and include operating results for Rosemont up until August 4, 2006, the date of the sale.

Our Form 10-Q which will be filed before November 9 will contain more comprehensive disclosure related to this transaction.

Let me discuss our results from continuing operations for the third quarter of 2006. Total revenues were $15.9 million, comprised mainly of sales of Oxandrin, the company’s product for the treatment of weight loss related to disease or medical condition.

Third quarter revenues represented a $4.8 million increase over the third quarter of 2005, representing a 43% positive change. We have seen increases in fiscal 2006 quarter-over-quarter in Oxandrin product sales. You’ll recall that Oxandrin sales were $9.5 million in Q1, which increased to $13.8 in Q2, which further increased to the current level of $15.9 million.

A price increase implemented in the first quarter of 2006 and a reduction in our Medicaid rebate have contributed to the increases, as well as what appears to be an increase in stocking levels at some of the pharmaceutical wholesalers in the current quarter.

(Boston) expenses were $14.3 million in the third quarter, representing a favorable decrease of $900,000 from the same period in 2005.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-06/9:00 am CT
Confirmation # 9254720

Cost of goods sold as a percent of sales was 8.5% in the current quarter, compared with 11% in 2005.

Research and development expenses increased $1.5 million in the third quarter of 2006 versus the same period in 2005, due in part to development activities for Puricase. Since May of 2006 the company has been engaged in Phase 3 clinical trials for Puricase which has resulted in increased spending.

Additionally, work related to process development, manufacturing and validation activities have escalated during this timeframe. As we get nearer to the completion of the clinical trials and the anticipated filing of a BLA for Puricase, we expect that research and development expenses will continue to rise to support the necessary activities associated with our goal of approval for this drug.

Selling and marketing and general and administrative expenses both decreased in Q3 2006 compared with 2005. Selling and marketing was down $500,000 or 17% due primarily to a strategic change in our Oxandrin promotional efforts, resulting in a more targeted sales effort and a related reduction in our sales force.

Also, selling and marketing expenses were impacted negatively by an excess of $300,000 in 2006 with the expensing of stock options.

Quarter-over-quarter in Q3 2006 we saw a modest increase in selling and marketing expenses, which was principally related to personnel additions to the senior leadership team and related option expensing related to FAS 123R.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-06/9:00 am CT
Confirmation # 9254720

We plan to see some additional expenses added in Q4 as we are supporting a number of educational activities for gout at the upcoming ACR meeting in Washington, D.C. beginning on November 11.

General and administrative expenses were down $660,000 or 12% compared with Q3 of 2005. We have seen steady improvement quarter-over-quarter in G&A expenses from the high of $8.2 million in Q1 2006. The company has made significant progress in strengthening the financial leadership team and putting some of the past deficiencies and financial reporting and internal control behind us, which has had a positive impact on the G&A expenses.

The improvement in the revenue line and the reduction in cost and expenses has resulted in income from continuing operations for the quarter of $4 million or 6 cents per basic and diluted share.

We turn to the balance sheet – we strengthened our cash position with the sale of Rosemont, offset partially by the share buyback. Cash at September 30, 2006 was $198.9 million, up $123.6 million from the end of last year.

You’ll notice in the balance sheet that assets other than cash have decreased significantly from the end of last year. This is due to the sale of the Rosemont subsidiary, which in accordance with accounting regulations is included in the year-end balances and which are excluded from the September 30, 2006 balances.

Additionally you will note a significant increase in other current liabilities, which is primarily due to approximately $21 million for taxes for the gain on the sale of Rosemont, which are planned to be paid in December.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-06/9:00 am CT
Confirmation # 9254720

Before I turn the call back over to Chris, let me just comment briefly on the progress that we have made related to our Sarbanes-Oxley compliance work. As you will recall there were a number of material weaknesses outlined in our December 31, 2005 Form 10-K.

During 2006 the management team has been addressing these issues and has implemented procedures and controls to provide assurance to Chris and myself, the Audit Committee and the Board of Directors that these controls are operating effectively so we can certify that our financial reports are true and accurate.

We believe that we have addressed most, if not all, the weaknesses, some of which have been cleared by our independent auditors and others which will be tested during the remainder of 2006.

With the addition of our VP of Finance – Controller in Q1 of this year and a Director of Internal Audit in Q3 and with the help of external consultants, we feel confident that the overall quality of our financial reporting has improved greatly from last year.

With that, I will turn the call back over to Chris.

Christopher Clement:	Thank you, Brian. Let me begin my remarks by reviewing activities to advance the development of our Puricase franchise. We were very excited to initiate patient enrollment of our Phase 3 trial of Puricase in treatment failure gout in May of this year. This Phase 3 program is actually two replicate studies of 100 patients each and is designed to compare the safety and efficacy of Puricase administered by a two-hour intravenous infusion every two weeks or every four weeks over a six month period versus placebo.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-06/9:00 am CT
Confirmation # 9254720

These trials are well under way and proceeding well according to our previously announced plan. Our clinical centers in the US, Mexico and Canada are actively recruiting and treating patients. And we continue to expect enrollment to be completed by early 2007.

Patients who complete the two Phase 3 studies will be invited to continue in a 12-month open label extension. We anticipate filing a BLA in early 2008 and would expect an FDA action date by early 2009. An approval by FDA would allow for a launch in the first half of 2009.

We are pleased with the level of interest shown for this study by both patients and investigators. This is evidenced by the robust response we have had to patient recruitment advertising and the long distances some patients are traveling to participate in these studies.

For these patients, Puricase represents the only chance for effective therapy.

Let me remind you that our primary endpoint for the Phase 3 studies are the normalization of uric acid during months three and six of treatment. We believe these endpoints will be the data upon which product approval will be based. On the basis of encouraging anecdotal reports of clinical outcomes in Phase 2, with reports of resolving tophi and reduced gout flare, we designed our Phase 3 program to collect these secondary efficacy endpoints.

If these results from the clinical endpoints are positive, we believe Puricase could be classified as disease modifying, which could eventually allow for expanded use with additional clinical studies.

As I have mentioned previously, our commercial plan is and continues to be for Savient to independently develop and launch this drug in the United States. We have the existing commercial capabilities and expertise to launch a specialty drug in the United States market. Puricase will be marketed through rheumatologists, of which there are only approximately 3,400 in the country.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-06/9:00 am CT
Confirmation # 9254720

Since this is an IV drug, it will be administered by a small subset of rheumatologists who have access to infusion centers and thus launching and detailing Puricase as a specialty is well within our capability.

We have identified potential partners for Puricase for development and commercialization outside the US, primarily in the EU and Asia, and we intend to advance those discussions during the course of 2007.

Puricase is a key asset to this company. And we recognize its value will increase as the Phase 3 program advances, so we will take our time in evaluating these strategic partnering opportunities to ensure that our collaboration is with the appropriate company and captures maximum value.

In addition to our Phase 3 trials we continue to publish and present data that builds on our scientific body of knowledge. In September we presented an abstract at the American College of Clinical Pharmacology meeting. This data highlighted important pharmacokinetic, pharmacodynamics results as well as pharmacokinetic modeling based upon this data. This data fully supports the Phase 3 dosing regimen of every two and every four weeks of administration.

2007 will be a critical year and there’s much to do, not only to complete the Phase 3 program, but also to lay the foundation for our Puricase franchise. Beyond our clinical activities this considerable coordination and completion of a myriad of activities in manufacturing and other areas that are necessary to complete our BLA.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-06/9:00 am CT
Confirmation # 9254720

We are actively reviewing and evaluating a number of potential contract manufacturing organizations as secondary manufacturing sources. And currently, activities also continue with our primary manufacturing partner, BTG, our manufacturing process validation and stability work and other necessary studies and actions to support our regulatory package and the commercial supply chain.

While we have sufficient capacity from BTG to support our clinical trial demand and our preliminary forecast of commercial quantities, we are mindful of the prudence of obtaining a secondary source of product supply.

On the commercial side we are gathering information from a select number of focus groups and are conducting market evaluation and analysis in areas where we hope to pursue expanded usage such as nephrology and oncology. The feedback from the analysis will help determine our strategy moving forward in these medical specialties.

The upcoming American College of Rheumatology, ACR, meeting in November will provide an excellent forum for us to reach our target audience of rheumatologists and gout patient advocacy groups. It gives us an opportunity to reinforce awareness of Savient’s commitment to the rheumatology community.

This year we have sponsored a CME symposium, treatment failure of gout, recent insights and advances and definition, diagnosis and treatment. We expect this to be a well attended session that will raise awareness for the condition as well as highlight the lack of treatment options for this debilitating disease.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-06/9:00 am CT
Confirmation # 9254720

We’ve also sponsored a (Harris) interactive poll of gout patients directed to showing the severity and frequency of gout flares and the impact these clinical advance have on the quality of life. This survey has revealed very interesting information regarding current patient treatment percentages of symptomatic patients seeking treatment by rheumatologists phased out of work due to flares, etcetera and underscores the need for an effective therapeutic.

We’ll also be a sponsor of a 5K run in support of the Gout and Uric Acid Education Society. This is the first patient advocacy group to be formed and is dedicated to education and treatment of gout for its members.

Let me now turn to Oxandrin. Oxandrin, the company’s product used in the treatment of inducing weight gain following involuntary weight loss related to disease or medical condition, continues to provide us with significant revenue and cash flow. We are pleased with the performance of Oxandrin as the result of a more focused and streamlined sales and marketing effort.

As some of you will recall in 2005 we’ve revised our marketing approach and reduced our sales force and improved our marketing efficiency in order to be more profitable. In the last year our prescriptions began dropping faster than the overall market decline, but in the last few months our prescription losses moderated as our focused commercial efforts take hold.

We will continue to look for greater efficiencies in our sales and marketing approach with Oxandrin in order to improve profitability. For example, we initiated in October a novel cost-effective marketing program through electronic detailing in order to support our sales force effort on Oxandrin.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-06/9:00 am CT
Confirmation # 9254720

During the quarter we filed a patent infringement suit against Barr Laboratories. This suit was brought in response to Barr’s filing of an abbreviated new drug application or ANDA with the FDA, seeking approval to engage in the commercial manufacture or distribution of sales of 2-1/2 milligram and 10 milligram Oxandrolone tablets. And they’re providing us with their Paragraph 4 certification as was required under FDA regulation.

We expect to vigorously defend our patent and intellectual property position with this product and look forward to the opportunity to do so before the court and subsequently before the FDA, whose action is stayed pending the outcome of the litigation.

To date there has been no action by the FDA in response to our two citizens’ petitions, which are still pending before the agency.

In closing, we have successfully achieved our strategic goals to divest non-core assets and transform Savient into a pure play biopharmaceutical company, developing and commercializing therapeutics to target unmet medical needs in rheumatology and other specialty medical markets. With the resources obtained through the divestitures we have the financial foundation from which to advance and build on our Puricase franchise and rheumatology and other medical specialties treating the side effects of hyperurecemia.

We remain very excited about the future prospects for Savient. In Puricase, we have what we believe is a potentially breakthrough therapy in late stage development that is a wholly owned asset. We have a strong financial foundation from which to grow this asset into a franchise with multiple applications and indications, within a potentially very large patient population.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-06/9:00 am CT
Confirmation # 9254720

Importantly we have a senior management team with the collective experience, know how and vision to successfully execute this strategy.

We continue to present Savient as a compelling investment opportunity for investors. And we have participated in several investment conferences during the past few months.

This coming quarter we plan to present at the Rodman & Renshaw Healthcare conference in New York in early November and hope that you are able to join us, either in person or via our webcast.

Also with me today to address any questions are the members of the senior management team, including Philip Yachmetz our Chief Business Officer; Dr. Zeb Horowitz, our Chief Medical Officer; Paul Hamelin, our head of Commercial Operations and Business Development; and Dr. Robert Lamm, our head of Regulatory and Quality.

So with that I will turn the call back over to the Operator for Q&A.

Operator:	Ladies and gentlemen, if you wish to register for a question for today’s question and answer session, you will need to press star then the number 1 on your telephone. You will hear a prompt to acknowledge your request.

If your question has been answered and you wish to withdraw your polling request you may do so by pressing star then the number 2.

If you are using a speakerphone please pick up your handset before entering your request.

One moment please for the first question.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-06/9:00 am CT
Confirmation # 9254720

Your first question comes from the line of Adnan Butt with Think Equity Partners.

Adnan Butt:	Hi. Thanks for taking my question. A few questions on the gout Puricase trial, could you perhaps provide more color on what enrollment is like? Are you able to quantify anything at this stage?

Christopher Clement:	Adnan, this is Chris. Good morning. I’m going to turn this over to Zeb to answer.

Zeb Horowitz:	Adnan, good morning. We have not said anything to date specifically about numbers of enrolled patients. We will announce when we complete enrollment. We have our sites, as Chris said, up and running, you know, in the US, Mexico and Canada. They’re working hard to complete enrollment, as we articulated on our last 10-Q. We are targeting the beginning of next year to complete enrollment.

The enthusiasm level of the investigators remains high. I would only say that, you know, this is an orphan population. The study is a complex design. It does require patients to spend half a day at the site every two weeks throughout most of the trial so that for instance working patients with jobs find it difficult to spend all that time for the study.

On the other hand, as Chris mentioned, we have a number of patients traveling very long distances indeed in order to participate. So I would say that it’s looking good to complete the trial as we previously said by early next year. But beyond that I’m not ready to give specific numbers. I hope that addresses your question.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-06/9:00 am CT
Confirmation # 9254720

Adnan Butt:	Sure. As – so at this stage there is nothing that needs to be done or you can – you want to do to speed up enrollment.

Zeb Horowitz:	Well we’re doing all those things that we believe can be done and will be helpful towards attaining full enrollment. We are still shooting for the total of 200 patients with – at this point, no need for any adjustments. And we’re quite confident that the quality of the patients’ strict adherence to entry criteria and excellence in the accumulation of data and the formal reporting of that data looks quite good. So in sum, we remain very confident in these two studies.

Adnan Butt:	Okay, one last question and then I’ll get back in the queue. I’m assuming at least some patients have been dosed multiple times. Can you comment on the safety at this stage? Are you able to?

Zeb Horowitz:	Well we are all blinded as to treatment assignments, so it’s really impossible for me to say that. The only thing that I would point out is that we made a number of changes in the design of Phase 3 as opposed to Phase 2 to address some issues. These weren’t so much safety issues as tolerability issues, so that it is our expectation that the number and severity of infusion reactions will be reduced.

We’re hoping that and now encourage physicians to treat through those infusion reactions to keep patients on drug whereas in Phase 2 we actually encouraged them to drop the patients. So there have been a number of changes that we think will be advantageous to the program, preserving safety. But until we have unblinded the study after a locked database, frankly it’s impossible for me to really comment on that with any certainty.

Adnan Butt:	I’ll get back in queue. Thanks.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-06/9:00 am CT
Confirmation # 9254720

Operator:	Your next question comes from the line of Katherine Xu with Pacific Gross Equity.

Katherine Xu:	Hi, Zeb. Just to follow up on the last question that Adnan asked, another way of asking that is do you think there are dropouts at this moment that would necessitate the extension of the study, meaning that you need to enroll more patients?

Zeb Horowitz:	Well at this point what I said was we are – we have not made any, although the protocol allows us and we designed it this way, to adjust upwards the number of the target total in the event that the dropout rate exceeded expectations.

At this point we have no plans to change the target. And frankly even if the dropout rate turned out to be much lower than what we anticipated it’s probably in the interest of the program to maintain the original target to preserve power through all of the secondary endpoints. So we are – at this point we have no intention of changing that target.

Katherine Xu:	Right. So early ’07, meaning first quarter, January.

Zeb Horowitz:	I haven’t – I don’t believe anybody has defined early ’07 but I guess first quarter is a reasonable definition.

Katherine Xu:	Okay. Another question with regard to Oxandrin, and why is the sales strong, you know, quarter-over-quarter for the past three quarters now? You know, some rebate reduction, I guess, in the reserve and price increase, but any other reasons for that? And do you – how do you forecast that going forward?

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-06/9:00 am CT
Confirmation # 9254720

Christopher Clement:	Katherine, this is Chris. You know, last year in 2005 when we took a really different approach with respect to Oxandrin we did away with the contract sales force that we had knowing that the product has been on the market for a number of years now we were able to really identify and focus on those physicians who are the high producers of Oxandrin.

So rather than wasting a lot of time and resources on a much broader base of physician, we really concentrated and focused our commercial efforts on those physicians who we know have used the product in the past and have good success with it and will – and are continuing to use it. So that gave us the basis to really direct in a much more targeted way the resources that we use.

And we’re beginning to see that that’s having some positive results. I can also tell you that with Paul Hemelin coming in to head up the Commercial Operations Group we’ve instituted and put in place some other novel programs which I think will bear fruit down the road. I mentioned during the call that we’re now doing electronic detailing as well to supplement the efforts of our field force. So I think it’s both a combination of a more focused approach, some novel programs that we’re putting in there to make the most efficient use of the product going forward.

Katherine Xu:	So you’re expecting sales going at this level going forward?

Christopher Clement:	Well, you know, it’s hard to say. The involuntary weight loss market overall has been slowly declining over the past few years. And part of that is due to the fact that a large percentage of those patients are HIV patients and there are different treatments in HIV today. Patients just don’t – they were still wasting away but they don’t look physically as bad as they have in the past. So we have seen a downturn in the overall market. And I think with our efforts here, we believe that given that market dynamic that Oxandrin will be able to perform along the levels that we have established now for the past few quarters.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-06/9:00 am CT
Confirmation # 9254720

Now having said that, you know, also we did have a little bit of increase in our inventory levels with the wholesalers for the third quarter. And it may take a little bit of time to burn some of that through the channel. But I think in terms of the, you know, the demands itself, given the dynamics that I’ve outlined, you know, I think we, you know, we’re comfortable with how Oxandrin has performed.

Katherine Xu:	Great. Thanks. And last question for Brian, where do you see the sales marketing expenses and G&A expenses going forward?

Brian Hayden:	You know, Katherine, I think when you think of our SG&A expenses, you know, we haven’t formally given out any guidance on this. But as, you know, kind of to help you through thinking through this, I think when you look at our explanations, you know, we’re starting to run at more normalized run rates today and actually into Q3 is probably a more normalized run rate, with some few exceptions.

And I think that’s, you know, you have to read through the analysis and pull out some of the exceptions. And what I mean by that is in G&A expenses we’re impacted by an $800,000 reversal or adjusting entry due to accounting regulations related to the sale of Rosemont. So that negative – well that positively impacted G&A getting it down to the $5 million level. So I think as you make your adjustments to those numbers, we’re starting to see some more normalization of our run rates. And I think that, you know, our current levels are probably, you know, probably a good benchmark in going forward.

Katherine Xu:	Great. Thank you very much.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-06/9:00 am CT
Confirmation # 9254720

Brian Hayden:	Okay.

Operator:	Your next question comes from the line of Leah Hartman with CRT Capital.

Leah Hartman:	Good morning. Congratulations, gentleman on a nice quarter. With respect to Oxandrin, Chris, I just want to double-check that I understood correctly that there will be no FDA action until the resolution of the litigation with Barr.

Christopher Clement:	I’m going to ask Philip Yachmetz to address that. He’s been involved in the Barr litigation.

Philip Yachmetz:	Good morning, Leah. It’s Philip.

Leah Hartman:	Good morning, Phil.

Philip Yachmetz:	Yes, the filing of the patent infringement action against Barr entitles us to an automatic 30 month stay of FDA action on the ANDA application filed by Barr. In addition to that, as Chris mentioned in his comments, the two citizens’ petitions that we have pending also are still unanswered by the FDA.

Leah Hartman:	And that those were the focus, I think, of my question specifically if the FDA would also stay any commentary or ruling on those citizens petitions.

Philip Yachmetz:	Well the automatic stay provision only applies to action on the ANDA.

Leah Hartman:	Okay.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-06/9:00 am CT
Confirmation # 9254720

Philip Yachmetz:	However, but I think it would naturally flow from that, that before they act on an ANDA they would have to make a positive or negative disposition with respect to the citizens petition because typically they don’t act on an ANDA unless they’ve disposed of and dealt with any pending citizens petitions. So it’s going to be kind of when they do take action I think it’ll be more or less a domino effect. Before they can act on the ANDA they need to deal with the citizens petitions which will then free them up to deal with the ANDA application. But indirectly the 30 month stay also affects the citizens’ petitions.

Leah Hartman:	Okay. Thank you for that clarification. With respect to the CRA – CROs and developing a relationship for secondary manufacturing is the focus remaining in Europe as opposed to the US?

Christopher Clement:	I’m sorry, can you...

Christopher Clement:	(Unintelligible).

Leah Hartman:	So I think as you were looking to get another source for Puricase you were, I believe, earlier this year looking more so for a European partner or a non-US partner location-wise. Is that still true?

Christopher Clement:	Well, as I mentioned, you know, as we move forward with this – with our Phase 3 program now, you know, we believe that having a European partner is certainly going to be critical for us moving forward. But right now we believe that, you know, taking our time with a European partner or partner applied to US is the prudent approach for us. There’s no hurry and need for us to hurry to make a decision on a partner at this particular point in time. So, you know, we think that as the Phase 3 program progresses, as I mentioned, that the value of that asset is only going to increase over time. And we want to certainly extract maximum value from any partnering arrangement.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-06/9:00 am CT
Confirmation # 9254720

A lot of times companies make partnering deals because they need the cash to continue to fuel their operation. Well, you know, we have the luxury right now of not being in that position and taking the time to really evaluate the market, understand the – how good – what the results of our Phase 3 program will be and then use that and, you know, factor that in as we make a decision on our partnering. So, I mean, I guess it’s somewhat of a change.

We – I don’t want to slow down the process but certainly I think we’re being much more critical and analytical in how we approach the partnering end of it.

On the manufacturing side, just as a matter of prudence as I mentioned earlier, having downstream a secondary source of manufacturing is certainly something that we believe is important. So we’re starting that process. Qualifying a secondary manufacturing site obviously takes time. So, you know, this is not a near-term exercise. But certainly starting that process now once the product gets on the market will then give us the option of having a backup manufacturing source.

Leah Hartman:	Thank you for that. Could you discuss how much you’ve spent to date on moving forward with manufacturing in the US and what you think the cost of having a plant and FDA approval of that plant for commercialization, what that total dollar cost is now thought to be?

Christopher Clement:	Well right now we will – we are partnered, as you know, with BTG.

Leah Hartman:	Yes.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-06/9:00 am CT
Confirmation # 9254720

Christopher Clement:	For the – for both the – they have provided us with the Phase 3 supply and they will provide us with the launch quantities of the product. So we will be using BTG as the manufacturing source as we launch the product. So we haven’t, you know, we haven’t spent any dollars – any huge dollars per se at this point on qualifying a secondary source at this point. We’re starting that initial work. We have spent dollars with BTG. Now as I also mentioned during – in the script in terms of doing some of the process validation work and things necessary to support our BLA filing.

Leah Hartman:	So at this point you’re not prepared to comment about your future plans to expand in the US. I mean at some point it seems like it would be prudent to have yet another site being able to supply that product, not only the one you’ve mentioned before, just a secondary site, but actually a third located in the US. Or do you not see the need for that at this point in time?

Philip Yachmetz:	Leah, I think there’s a little bit of confusion. The – this is Philip again, I’m sorry. The commercial partner ex-US may or may not manufacture the product. That is not a prerequisite for the partner in Europe. We have BTG, as Chris has said, online supplying the Phase 3 trials and also all of the other quantities needed for any other studies we’re presently either doing or anticipate taking between now and BLA approval.

They also are online to do our – handle our preliminary forecast for commercial launch and for a period thereafter. We’re at the early stages now of sorting through US based secondary manufacturers who would not only supply the US but also supply Europe and other areas outside the United States. Those discussions are at somewhat the embryonic stage right now.

Leah Hartman:	Okay.

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Philip Yachmetz:	We hope to be making advances on that through 2007 and would have a better idea of what the cost of technology transfer, validating, qualifying that secondary source in the US, you know, as we go through 2007.

Leah Hartman:	Okay. And you’re correct. I was recalling some earlier conversations where I thought you were linking production with partnership and Europe.

Philip Yachmetz:	No, if they happen to have manufacturing capabilities that’s an add on, but it’s not a prerequisite.

Leah Hartman:	Understood. Brian, this question may be for you. There had been a request for additional information made in September, I believe, with the – on behalf of the SEC to you regarding some old financial statements, the year ended 12-31-04 and the first quarter of 2005. Have those – has the request for information been addressed yet?

Man:	Actually, Leah, that’s an old request that was just published...

Leah Hartman:	Okay.

Man:	It’s related – if you look at the letter it’s dated 2005.

Leah Hartman:	Five. Yes. And so there’s nothing – are we...

Man:	No there’s – that’s all (unintelligible)...

Leah Hartman:	We’re all through it. Okay. So the noise is out of the headlines for that.

Man:	In fact, Leah, we have a closeout letter from the SEC related to the issues outlined in that 2005 letter, so those issues are closed.

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Moderator: Christopher Clement
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Leah Hartman:	Okay great. Thank you. I just wanted to confirm that. I think that’s it for me. Sorry to monopolize this.

Man:	(Unintelligible).

Operator:	Once again, ladies and gentlemen, as a reminder, to register for a question please press star then the number 1 on your telephone.

Your next question comes from the line of Stephen Dunn with Dawson James.

Stephen Dunn:	Good morning, everyone. Most of my questions have been answered. I guess I’d like to ask the big question. You’ve got $199 million in the bank right now. You’re already pure play biotech. You have a single candidate, Puricase that, you know, can have, you know, expanded labels and perhaps other indications. I was wondering how are you going to put that money to work? What are your plans, you know, at a high level?

Christopher Clement:	Stephen, our plans right now with the cash are to fund our development program for Puricase. So, you know, if we approach it in a stepwise manner our priorities going forward are to do everything that are necessary to support the filing of the BLA. So that’s going to include our clinical programs. We’ve touched on some manufacturing, process validation work, the commercial work that’s necessary to do all that, so that’s – let’s call that step one. As we complete that we’ll then begin to undertake other studies to evaluate and look at applications and uses of the drug beyond what the initial indication will be.

But we’ll only start that once we’ve sequenced it in a way that we’ve done everything necessary to support our BLA. So, you know, from a general point of view our cash position right now is being used and focused and targeted to the full development of Puricase. But we’re doing it in a sequenced way so that we support our initial filing first and then we begin to look at other potential uses of the product. And that’s what our focus is at this point in time.

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Stephen Dunn:	So you – are you ruling out then potential licensing or acquisition of a candidate that would be complementary to the sales force that you would be building?

Christopher Clement:	Well I think as I’ve said before, this is a very very critical asset obviously for this company. And right now our focus is on the full development of Puricase. Will we continue to look at and evaluate other opportunities? The answer to that is yes. We will continue to do that. But our priority right now is to make sure that we don’t lose focus and we don’t lose momentum in doing what we need to do to develop this particular drug, so that’s sequence first. Building a portfolio for the products will follow behind that. But let’s get job done one first and that is to complete this development program and get this very exciting drug to the market.

Stephen Dunn:	Okay. Have you heard anything about febuxostat or is anything out there, you know, since it’s gotten the second FDA letter?

Christopher Clement:	No, I’m not aware of anything further about that. It’s been very quiet about febuxostat.

Stephen Dunn:	Okay. And one little housekeeping question for Brian. Brian, I think you said it was $21 million in taxes to be paid in December.

Brian Hayden:	That’s correct.

Stephen Dunn:	Okay. Thanks so much, guys.

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Moderator: Christopher Clement
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Christopher Clement:	Thank you.

Operator:	You have a follow-up question from the line of Adnan Butt with Think Equity Partners.

Adnan Butt:	Just a couple of follow ups on the ongoing Phase 3 trials, could you just remind us how easy or difficult it is to document that patients, you know, patients being enrolled are – have found conventional therapy ineffective? That’s the first one.

And secondly, can you comment on how (unintelligible) change or, you know, reduction basically is being recorded and if that’s disseminated across all centers? Thanks.

Christopher Clement:	Okay. I’m going to turn that over to Zeb Horowitz again, Adnan.

Zeb Horowitz:	Adnan, good questions. The first one goes to the heart of the program and fundamentally goes to the heart of our potential labeling to be discussed with the agency. Our entry criteria are listed on clintrials.gov along with other aspects of the study, and clearly require a patient to be – to have a history of gout, to be hyperuricemia and have symptoms such as specifically three or more gout flares in the previous 18 months, or the presence of one gout tophi or the presence of a gout arthritis of one or more joints, along with a requirement that the patient have either a history of intolerance of allopurinol such as allergy.

Or if they have taken allopurinol without the intolerance, a failure to normalize the uric acid with at least three months of treatment of the maximum medically appropriate dose. It’s not the maximum labeled dose. It’s the maximum medically appropriate dose for that patient.

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Moderator: Christopher Clement
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So we specifically negotiated with the FDA and have in the protocol as part of our special protocol assessments the fact that these two criteria, the history of allopurinol intolerance and the failure to normalize uric acid is by patient self-reported history, to the extent that medical records are available or chart records documenting the amount of allopurinol and corresponding uric acids from some time in the past we of course acquire copies of those documents and they become part of our source documentation. But there is no documentation requirement per se to prove that such a patient fits in this population.

Of course the symptoms, the hyperuricemia, those things are documented as part of physical exam and laboratory testing during the screening process and have to be attested to by the PI at the time of randomization. And of course there are gray areas where a patient’s recollection is incomplete and records (unintelligible), the treating physician who may have decided that a patient could not tolerate allopurinol is no longer the treating physician.

Or in fact in some cases it’s 10-15 years ago and the physician is no longer alive. And so the FDA agreed with us that the requirement documentation, a paper trail would essentially preclude access to this drug to patients who, practically speaking, have no therapy. And so they agreed with us that specific paper documentation was not met. Does that address your first question?

Adnan Butt:	That’s very helpful, yes.

Zeb Horowitz:	Okay. The second one is also a very interesting question. And that is how are we measuring change in gout tophi and do all the sites share this methodology? Again as part of our protocol and special protocol assessment we developed a specific digital photography image analysis and central reading procedure which is very similar to that successfully used in the capture of change and subcutaneous malignant lesions for products approved by the FDA.

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Moderator: Christopher Clement
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And this specific procedure for image analysis and acquisition is in the SPA. It’s in the protocol. We have provided digital cameras, lighting and instructions on how to take the photographs to every site. Every site staff was trained in these procedures. We have quality control implemented at the time the initial images are acquired and then follow up every time subsequently they’re acquired. And so far it’s our view that the quality of the acquired data is quite good. The central reading will not occur until the end of the study.

And of course that will be a blinded reading. So the answer to the question is yes, we have an approved procedure for the use of digital photography, central reading and image analysis. And this is disseminated for all sites. I would say there is one caveat. No one, no company, no academic has ever successfully validated the method or the assessment of change in the size of tophi. And we do not have a validated method off the shelf to use in digital photography, so that the FDA has approved this procedure and that’s the one that we’re using.

Adnan Butt:	Okay. Thanks.

Zeb Horowitz:	I hope that addresses it for you.

Operator:	That is all the time we have for today. Please proceed with your presentation or any closing remarks.

Christopher Clement:	Thank you. In closing, I thank you for your questions and for your continued interest in Savient. I trust our enthusiasm for our recent accomplishments and the prospects for our future outlook came through clearly today. We look forward to speaking with you again when we report our fourth quarter and fiscal year end results.

Have a very good day.

Operator:	Ladies and gentlemen, that concludes your conference call for today. We thank you for your participation and ask that you please disconnect your lines.

END